Exhibit 99.1

                                                                  (Logo Omitted)

THERMOGENESIS AND MEDTRONIC SIGN THROMBIN PROCESSING DEVICE(TM) (TPD(TM)) AGREEMENT

RANCHO CORDOVA,  California  (November 8, 2005) -- ThermoGenesis  Corp. (NASDAQ:
KOOL) announced today that the Company has signed a worldwide OEM Supply Agreement with Medtronic, Inc. Under the agreement, ThermoGenesis Corp. will supply its TPD to Medtronic for sale by Medtronic.

Medtronic will be responsible for combining the TPD with their Magellan(R) Autologous Platelet Separation System, enabling physicians to create an all "autologous" platelet gel. The TPD disposable kit produces stable, activated thrombin from the patient's own blood plasma in less than 30 minutes. Medtronic initially plans to distribute the product supplied by ThermoGenesis for autologous platelet gels in Europe, Canada, and Asia. Currently, approximately $50 million/year of bovine thrombin is consumed worldwide in the production of platelet gels for treatment of damaged tissue.

Kevin Simpson, President & COO of ThermoGenesis noted, "We are pleased to support Medtronic's Magellan team by supplying the TPD. Markets outside the United States remain interested in autologous platelet gels in lieu of products that utilize bovine thrombin. Bovine thrombin has been reported to cause adverse reactions in patients in 28 peer-reviewed journal articles. In Europe and Japan, these health risks and additional concerns about "mad cow disease" have nearly ended the clinical use of bovine thrombin."

ThermoGenesis has been given the right to affix the CE Mark by its Notified Body. This agreement enables Medtronic to combine TPD product with their Magellan APS System. In the United States, Medtronic will need to seek PMA approval to be able to market the platelet gel with the TPD thrombin.

About THERMOGENESIS CORP.
-------------------------
ThermoGenesis Corp. is a leader in enabling technologies for cell therapeutics. The Company's technology platforms lead the world in their ability to produce biological products from single units of blood.
o The BioArchive(R) System, an automated robotic cryogenic device, is used by major cord blood stem cell banks in 26 countries as a key enabling technology for cryopreserving and archiving cord blood stem cell units for transplant.
o The AutoXpress(TM) System, currently undergoing testing, is a semi-automated robotic device and companion sterile closed blood processing disposable, to harvest stem cells from cord blood.
o The CryoSeal(R) FS System, a semi-automated device and companion sterile blood processing disposable, is used to prepare hemostatic and adhesive surgical sealants from the patient's blood in about an hour. Enrollment in a 150 patient U.S. pivotal clinical trial has been completed and a PMA is being prepared.
o The Thrombin Processing Device (TPD) is a sterile blood processing disposable that prepares activated thrombin from a small aliquot of patient blood, or blood plasma in 25 minutes. The TPD market launch is underway in Europe.

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the company's control with respect to market acceptance of new technologies and products, delays in testing and evaluation of products, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

                           More Information, Contact:
                               THERMOGENESIS CORP.
                          Kevin Simpson: (916) 858-5100